EXHIBIT 99.1

      Advanced Biotherapy Responds to Emergence of HIV Drug Resistance Emphasizing Its Clinical Research of an Immune Based Approach to Treating HIV

    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--Feb. 16, 2005--Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, responds to breaking news regarding a recently discovered new resistant strain of the HIV virus that was detected in New York City, as reported by CBS affiliate WCBS-TV New York on February 11, 2005 -- "Health officials warn that a rare strain of the HIV virus has reached New York City - New Strain Does Not Respond To Common Treatments." According to the city's health commissioner, Dr. Thomas Frieden, the patient who contracted this virus was determined to be resistant to 19 of the 20 FDA approved anti-retroviral drugs.
    Edmond Buccellato, CEO of Advanced Biotherapy, states, "HIV's usual course of progression to the development of AIDS is known to normally take several years, often upwards of 10 years. In the case of this newly discovered strain, 3 months after HIV diagnosis, the individual had progressed to AIDS. Experts caution that the spread of this deadly strain may have been expedited by the rapid disease progression and greater infectivity of this particular strain. With the increasing incidence of multi-class drug resistance, it is our opinion that our approach to controlling HIV infection by augmenting the immune system responses will be successful."
    Dr. Bellanti, the principal investigator of the Georgetown FDA-approved phase I clinical trial, states, "The greatest challenge faced by HIV-treating clinicians has been the management of virologic failure and metabolic complications of anti-HIV treatment. The recent emergence of this highly drug-resistant HIV strain not only highlights this challenge but also stresses the need to seek new alternative treatment measures. Our study is directed to determine the clinical effectiveness of inhibiting Tumor Necrosis Factor-alpha (TNF-alpha) in HIV-infected subjects who have received prior antiretroviral treatment with standard therapy and who have failed to respond. We have begun the study and hope to report encouraging results in the near future."
    While normal production of the key TNF-alpha cytokine helps the immune system fight disease, its overproduction has the contrary effect of promoting not only greater viral replication in AIDS patients, but also a number of mental and physical disorders associated with immune system breakdown. A complex cellular relationship referred to as the cytokine "network" or "cascade" is responsible for helping the immune system communicate and direct responses against viruses, bacteria, fungi and tumors. HIV appears to disrupt the normal balance of this network. Restoring the functioning of this network may improve the ability of a patient's immune system to fight the AIDS virus.

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy in the use of therapeutic antibodies by conducting investigational clinical trials treating patients suffering from AIDS, multiple sclerosis, rheumatoid arthritis, corneal transplant rejection, uveitis and certain autoimmune skin conditions, including psoriasis, and alopecia, all Th1 mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles with laboratories in Columbia, Maryland. The company has an extensive patent portfolio including 6 issued patents and over 38 patents pending.

    Statements made in this news release, other than statements of historical fact, are forward-looking statements and are subject to a number of uncertainties that could cause actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. Some of these forward-looking statements may be identified by the use of words in the statements such as "hope," "appears," "may," "goal," "anticipate," "estimate," "expect," "project," "intend," "planning or plans," "believe," "could," or other words and terms of similar meaning. The risks and uncertainties which may affect the development, operations and results of our business include, but are not limited to the following: risks associated with clinical trials, the uncertainties of research and product development programs, the uncertainties of the regulatory approval process, the risks of competitive products, the risks of our current capital resources, the uncertainties as to the availability of future capital and our future capital requirements, and the risks associated with the extent and breadth of the Company's patent portfolio. There are no assurances that the Company's product candidates will receive regulatory approval. The foregoing discussion of the pending clinical investigations and the effect of the patents issued and pending involves risks and uncertainties, including but not limited to the risks that third parties may be successful in challenging such patents; or that granted claims may be held invalid or interpreted differently by a court of law; or that new technologies will be developed that are superior in treating the diseases targeted by Advanced Biotherapy, Inc. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings with the Securities and Exchange Commission for further information about risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect The Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003.

    CONTACT: Advanced Biotherapy, Inc., Woodland Hills
             Edmond Buccellato, 818-883-671
             Fax: 818-883-3353
             ed@advancedbiotherapy.com
             www.advancedbiotherapy.com